Exhibit 23.2

Manheim

6205 Peachtree Dunwoody Road

Atlanta, GA 30328

www.manheim.com

March 1, 2005

Ariel Amir

Executive Vice President and General Counsel

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, CA 92612-1400

Dear Mr. Amir:

This letter will serve as permission to use our statistics, with proper identification, in your Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

As reflected in the attached, the size of the U.S. automotive market (new and used) in 2003 and 2004 was $738 billion and $759 billion, respectively.

The “attached” is Manheim’s 2005 Used Car Market Report.

Sincerely,

/s/ George Largay
George Largay
Director of Communications
678-645-2127
678-645-3001 Fax